CHANGE IN CONTROL AGREEMENT

        This CHANGE IN CONTROL AGREEMENT (“Agreement”), dated as of July 19, 2004, is entered into by and between Heartland Bancshares, Inc., a bank holding company organized under the laws of the State of Indiana, having its principal executive offices at 420 North Morton Street, Franklin, Indiana 46131 (“Company”), and Steven L. Bechman (“Executive”).

Background

        A.         The Company’s Board of Directors has determined that it is in the best interests of the Company and its shareholders to assure that the Company and its Affiliated Employers (defined below) will have the Executive’s continued undivided time, attention, loyalty, and dedication, notwithstanding the possibility, threat, or occurrence of a Change in Control (as defined in Subsection 2(c)).

        B.         The Board believes that it is imperative to diminish the inevitable distraction of the Executive by the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full undivided time, attention, loyalty, and dedication to the Company and its Affiliated Employers (defined below) currently and in the event of any threatened or pending Change in Control.

        C.         By this Agreement, the Board intends that, if the Executive’s employment terminates or is substantially altered (as more fully described in this Agreement) in connection with or as a result of an anticipated or actual Change in Control, the Executive will be provided compensation and benefits that are competitive with those of other corporations similarly situated to the Company. To accomplish these objectives, the Board has caused the Company to enter into this Agreement.

        D.         In reliance on this Agreement, the Executive is willing to continue his employment with the Company and its Affiliated Employers (defined below) on the terms agreed to by the Executive and the Company from time to time.

        In consideration of the premises and the undertakings set out in this Agreement, the Company and the Executive agree as follows:

Agreement

        1.         Duration of Agreement. This Agreement shall be effective July 19, 2004, and it shall remain in effect through July 18, 2007; provided, however, in the event (a) there is a Change in Control (as defined by Section 2) on or before July 18, 2007, and within the twenty-four month period after such Change in Control (regardless of whether before or after July 18, 2007) a termination of the Executive’s employment occurs under the circumstances described by Section 3(a), or (b) the Executive’s employment is terminated under the circumstances described in Section 3(b) of this Agreement on or before July 18, 2007, this Agreement shall remain effective in relation to the triggering Change in Control (and, in the case of Section 3(b), any anticipated Change in Control) for the periods of time described in Sections 3(a) and 3(b) of this Agreement, respectively, and the Company’s obligations to make any payments (or to continue to make any payments), or to provide (or to continue to provide) any benefits, that it may become obligated to pay or to provide to the Executive under this Agreement after July 18, 2007, shall in either of such events be unaffected by the stated expiration date fixed by this Section 1.

        2.         Definitions. The following terms, when capitalized, shall have the meanings set out below:

(a) “Affiliated Employer” means:

(1) a member of a controlled group of corporations (as defined in Internal Revenue Code Section 414(b)) of which the Company is a member; or

(2) an unincorporated trade or business that is under common control (as defined in Internal Revenue Code Section 414(c)) with the Company.

(b) “Board” means the Company’s Board of Directors.

(c) “Change in Control” means the occurrence of any of the following:

        (1)         the Company becomes a party to an agreement of merger, consolidation, or other reorganization (i) pursuant to which the Company will be merged or consolidated with another company (other than an Affiliated Employer), and the Company will not be the surviving or resulting corporation, or (ii) which will result in less than 51% of the outstanding voting securities of the surviving or resulting entity being beneficially owned (within the meaning of Rule 13(d)(3) under the Exchange Act), directly or indirectly, by the former shareholders (determined immediately prior to such merger, consolidation or other reorganization) of the Company;

        (2)         the Company becomes a party to an agreement providing for the sale or other disposition by the Company of all or substantially all of the assets of the Company to any individual, partnership, joint venture, association, trust, corporation, or other entity that is not an Affiliated Employer;

        (3)         the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of an aggregate of 50% or more of the combined voting power of the then outstanding common stock of the Company; or

(4) Incumbent Directors cease to be a majority of the Company’s Board.

Notwithstanding the preceding provisions, in no event shall the acquisition of shares of stock of the Company by an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974) sponsored by the Company or an Affiliated Employer be considered a Change in Control. In the case of a termination of employment described in Section 3(b), a Change of Control shall be deemed to have occurred on the date of such termination of employment for the purpose of determining the Executive’s benefits under this Agreement.

(d) “Company” means Heartland Bancshares, Inc.

         (e)       “Confidential Information” means any information not in the public domain and not previously disclosed to the public by the Board or management of the Company, an Affiliated Employer or a related entity with respect to the products, facilities, or methods; trade secrets and other intellectual property; systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information, business plans, prospects, or opportunities of the Company, an Affiliated Employer or a related entity; or any other information not in the public domain that the Company, an Affiliated Employer or a related entity has designated as Confidential Information.

(f) “Director” means a member of the Company’s Board of Directors.

         (g)       “Disability” means a disability as determined for purposes of any group disability insurance policy of the Company or an Affiliated Employer in effect for Executive which qualifies Executive for long-term disability insurance payments in accordance with such policy. The Committee may require subsequent proof of continued Disability, prior to the sixty-fifth (65th) birthday of Executive, at intervals of not less than six (6) months.

(h) “Effective Date” means July 19, 2004.

(i) “Employer” means the Company and each Affiliated Employer for which the Executive performs services in exchange for compensation during the term of this Agreement.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Good Cause” means any of the following:

        (1)         a conviction (or entry of a plea of nolo contendre thereof) for a felony or conviction (or entry of a plea of nolo contendre thereof) for any crime or offense lesser than a felony involving misappropriation of the property of the Company, an Affiliated Employer or a related entity, whether the conviction occurs before or after termination of employment;

(2) engaging in conduct that has caused demonstrable and material injury to the Company or an Affiliated Employer or a related entity, monetary or otherwise;

        (3)         gross dereliction or other gross misconduct in the performance of his duties for the Company or an Affiliated Employer and the failure to cure such situation within 30 days after receiving written notice thereof from the Board; or

        (4)         the intentional disclosure or use of Confidential Information to a party unrelated to the Company or an Affiliated Employer other than as determined in good faith by the Executive to be not contrary to the interests of the Company or believed by the Executive to be required by law.

Notwithstanding anything herein to the contrary, no act or failure to act of the Executive shall be considered to constitute Good Cause under this Agreement unless it is done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was not contrary to the interests of the Company.

(l) “Good Reason” means, without the Executive’s prior written consent:

        (1)         a significant reduction in the Executive’s status, position, or responsibilities that does not represent a promotion from the Executive’s status, position, or responsibilities as in effect immediately prior to the Change in Control; assignment to the Executive of any material duties or responsibilities that are clearly inconsistent with the Executive’s status, position, or responsibilities; or any removal of the Executive from, or failure to reappoint or reelect the Executive to, any of such positions, except in connection with termination of the Executive’s employment for Disability, death, Good Cause, or by the Executive other than for Good Reason;

        (2)         a reduction in the Executive’s annual base salary as in effect on the Effective Date, as the same may be increased from time to time during the term of this Agreement, or the Company’s failure to increase (within 12 months of Executive’s last increase in annual base salary) the Executive’s annual base salary after a Change in Control in an amount that at least equals, on a percentage basis, 80% of the average percentage increase in annual base salary for all corporate officers of the Company effected in the preceding 12 months;

        (3)         a change in the method of computing the Executive’s bonus under any incentive compensation plan or the termination of such plan or its replacement with a plan using a methodology less favorable to the Executive than that used for any fiscal year for which the Executive has actually received an incentive compensation payment either in the last fiscal year before a Change in Control or any fiscal year ending after a Change in Control;

        (4)         the Company’s requiring the Executive to be based at any place more than 25 miles distant from the location at which the Executive performed his principal duties immediately before the Change in Control, except for required travel on the Company’s or an Affiliated Employer’s business to an extent substantially consistent with the Executive’s business travel obligations at the time of the Change in Control;

        (5)         the failure by the Company or an Affiliated Employer to continue to provide the Executive with benefits (including any incentive compensation program) substantially similar to, or of substantially the same or greater aggregate value to the Executive, as those enjoyed by all other corporate officers of the Company from time to time either before or after the Change in Control;

        (6)         the failure of the Company to obtain an agreement satisfactory to the Executive (which satisfaction may not be unreasonably withheld) from any successor or assign of the Company to assume and agree to perform this Agreement;

(7) any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection 2(n); or

(8) any request by the Company that the Executive participate in an unlawful act or take any action constituting a breach of the Executive’s professional standard of conduct.

         (m)       “Incumbent Director” means a Director serving on the Company’s Board of Directors who (i) was a Director on the Effective Date or (ii) was later elected as a Director (except a Director whose initial assumption of office was in connection with an actual or threatened election contest, including but not limited to a consent solicitation, related to the election of Directors) and whose appointment, election, or nomination for election was approved or recommended by a vote of at least two-thirds of the Directors then still in office who either were Directors on the Effective Date hereof or whose appointment, election, or nomination for election was previously so approved or recommended.

         (n)       “Notice of Termination” means a written notice provided pursuant to Section 8 stating (i) the date on which the Executive’s employment shall terminate, (ii) the specific termination provision in this Agreement relied upon, and (iii) the facts and circumstances claimed to provide a basis for the termination.

        3.         Events Triggering Termination Benefits. Subject to the provisions of Section 5, the Company shall pay or provide to the Executive the termination benefits specified in Section 4, if either:

         (a)       there is a Change in Control, and within the twenty-four (24) month period thereafter, either (i) the Company, or any Affiliated Employer for which the Executive performed substantial services during the term of this Agreement, terminates the Executive’s employment for any reason other than Good Cause, the Executive’s death, or the Executive’s Disability, or (ii) the Executive voluntarily terminates his employment with the Employer for Good Reason; or

         (b)       the Executive’s employment with the Company (or with any Affiliated Employer for which the Executive performed substantial services during the term of this Agreement) is terminated within the twelve (12) month period prior to a Change in Control or an anticipated Change in Control for any reason other than Good Cause, the Executive’s death, or the Executive’s Disability, and the Executive reasonably demonstrates that the termination occurred in connection with or in anticipation of a Change in Control (whether or not a Change in Control actually occurs).

        4.         Termination Benefits. Subject to the provisions of Section 5 and the potential limitations of Subsection 4(f), if the Executive becomes entitled to termination benefits pursuant to Section 3, the Company (or its designee) shall pay or provide the following:

         (a)       Accrued Pay and Benefits. The Employer (or its designee) shall pay or provide to the Executive, at such times as they become payable, Base Salary, vacation pay, bonuses, incentives, and other benefits earned through the date of his termination of employment, subject to the terms and conditions of such benefits, as amended from time to time.

(b) Severance Pay. Two (2) times the sum of (1) plus (2) plus (3), below:

        (1)         Executive’s annual base salary, unreduced by any salary reduction amounts for deferred compensation, at the rate in effect as of the date of termination of employment (or, at Executive’s election, at the rate in effect on any date during the period beginning on the first day of the month immediately prior to the occurrence of events constituting Good Reason or a Change in Control and ending on the Executive’s termination of employment with the Employer), plus

        (2)         an amount equal to the bonus under the Employer’s bonus plan or arrangement, and as may be modified from time to time in the future, for the year in which such termination occurs (or, if Executive is advised of the amount of such bonus after events specified herein that constitute Good Reason, or the bonus constitutes Good Reason, at Executive’s election, the bonus paid under such bonus plan or arrangement for any fiscal year for which Executive has actually received such a bonus payment from his Employer either in the twelve (12) months before a Change in Control or any fiscal year after a Change in Control), plus

        (3)         an amount equal to any matching contributions the Employer would have otherwise made on Executive’s behalf to the Heartland Community Bank Employee Profit Savings Plan (“401(k) Plan”) during the twelve (12) months following Executive’s date of termination, had Executive’s employment and/or the amounts contributed thereto by the Employer on Executive’s behalf not been reduced or terminated, and assuming Executive made elective deferrals to the maximum extent permitted by Section 402(g) of the Internal Revenue Code of 1986, as amended (the “Code”) (or, at Executive’s election, an amount equal to any matching contributions made on Executive’s behalf to such 401(k) Plan for any plan year ending either in the twelve (12) months before a Change in Control or any fiscal year after a Change in Control; provided, however, in no event shall the amount of matching contributions payable hereunder exceed the maximum annual matching contribution under such plan during any plan year).

The Company or its designee shall make the payment required by this Subsection (b) within an administratively reasonable period (not to exceed 60 days) after the Release Effective Date described in Section 5.

         (c)       Health Benefits. With respect to the group health plan coverage offered by the Employer and in effect as of the effective date of termination of the Executive’s employment, and provided that the Executive timely elects to continue such coverage under COBRA, the Company or its designee shall pay the costs of such COBRA coverage for the Executive and the Executive’s “qualified beneficiaries” (within the meaning of COBRA) for the duration of the period of time in which the Executive and/or the Executive’s qualified beneficiaries are eligible for such continuation coverage under COBRA.

         (d)       Salary Continuation Agreement. To the extent that the Executive’s termination of employment with the Employer occurs prior to the Executive attaining “Normal Retirement Age” as defined under the terms of the Heartland Community Bank Salary Continuation Agreement (as modified from time to time), the Company (or its designee) will pay the Executive the present value of the amount, if any, by which (i) the Executive’s “vested Accrual Balance” determined under the Heartland Community Bank Salary Continuation Agreement as if the Executive had continued to be employed with the Employer for twenty-four (24) additional months following his termination of employment with the Employer (determined by taking into account the impact of additional vesting and any increases to the liability accrued by the Employer, under generally accepted accounting principles, in order to provide the benefits under the Heartland Community Bank Salary Continuation Agreement) exceeds (ii) the “vested Accrual Balance” determined under the Heartland Community Bank Salary Continuation Agreement as of the effective date of the Executive’s actual termination of employment with the Employer. Any such payments required under this Subsection 4(d) shall be made in lump sum within an administratively reasonable period (but not to exceed sixty (60) days) after the Release Effective Date described in Section 5.

         (e)       Stock Options. The Company shall accelerate and make immediately exercisable any and all unvested or unmatured stock options (whether or not such stock options are otherwise exercisable) that the Executive then holds to acquire securities from the Company, subject to all other terms and conditions of the applicable option plans or agreements.

         (f)       Adjustment for Excess Parachute Payments. Notwithstanding any provision in this Agreement to the contrary, if the Company’s independent auditor (or any other independent auditor designated pursuant to written agreement of the Company and the Executive) (“Auditor”) determines that any payment by or on behalf of the Company or an Affiliated Employer to or for the benefit of the Executive, whether paid or payable pursuant to the terms of this Agreement or otherwise (“Payment”), would be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code, the Company shall reduce the amounts otherwise payable to the Executive under this Agreement by first reducing and forfeiting the payments required under Section 4(b) of this Agreement until, in the opinion of such Auditor, such Payment would no longer constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code.

(g) Tax Withholding. The Company or its designee shall withhold taxes from payments made pursuant to this Section as required by law.

        5.         Release of Claims. The Executive agrees that, as a condition of receiving the payments and benefits described in Section 4, which payments and benefits he is not otherwise entitled to receive, he will be required to execute a release in substantially the form attached hereto as Exhibit 1 (“Release”). Within three business days following a termination of employment described in Section 3, the Company shall provide the Executive with a copy of the Release. The Executive shall have a period of at least 21 days after receiving the Release within which to consider the Release, and a period of seven days following execution of the Release within which to revoke the Release. The Release shall not be effective or enforceable until the seven-day revocation period expires. The date on which this seven-day period expires shall be the effective date of the Release (“Release Effective Date”).

THE EXECUTIVE AGREES THAT EXECUTION AND DELIVERY TO THE COMPANY OF THE RELEASE, AND THE PASSAGE OF THE SEVEN-DAY REVOCATION PERIOD IN CONNECTION THEREWITH, SHALL BE A CONDITION TO THE RECEIPT OF ANY PAYMENT OR BENEFITS TO BE PROVIDED BY THE COMPANY UNDER THIS AGREEMENT.

        6.         Reimbursement of Certain Costs. The Company shall reimburse the following costs as provided below:

         (a)       Enforcement of Agreement. The Company is aware that upon the occurrence of a Change in Control, the Board or a shareholder of the Company may cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, an action seeking to have this Agreement declared unenforceable, or may take or attempt to take other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that the Executive not be required to incur expenses associated with the enforcement of his rights under this Agreement, nor that the Executive be bound to negotiate any settlement of his rights hereunder, because the cost and expense of any action or settlement would substantially detract from the benefits intended to be provided to the Executive hereunder. Accordingly, if following a Change in Control it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement, or if the Company or any other person (including the Internal Revenue Service) takes any action to declare this Agreement void or unenforceable, or institutes any action designed to deny, diminish, or to recover from the Executive benefits to which he is entitled under this Agreement, and the Executive has materially complied with all of his obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the Company’s expense as provided in this Subsection, to represent him in connection with the initiation or defense of any action, whether that action is by or against the Company or any director, officer, shareholder, or other person affiliated with the Company, in any jurisdiction. The Company shall reimburse the Executive for the reasonable fees and expenses of counsel selected pursuant to this Subsection on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices in circumstances substantially similar to those contemplated by this provision. Any legal expenses incurred by the Company by reason of any dispute between the parties as to enforceability of or the terms contained in this Agreement, notwithstanding the outcome of any such dispute, shall be the sole responsibility of the Company, and the Company shall not take any action to seek reimbursement from the Executive for such expenses.

         (b)       Additional Legal and Accounting Expenses. If the Executive determines, in his absolute judgment, that it is necessary or advisable to incur reasonable legal and/or accounting fees and costs to determine the appropriate tax treatment of amounts paid or payable pursuant to this Agreement, the Company shall reimburse the Executive for these reasonable fees and expenses. Any reimbursement required by this Subsection shall be paid to the Executive promptly after he submits a copy of the service provider’s invoice.

        7.         Severance Pay; No Duty to Mitigate. The amounts payable to the Executive under this Agreement shall not be treated as damages but as severance compensation to which the Executive is entitled by reason of termination of the Executive’s employment in the circumstances contemplated by this Agreement. The Company shall not be entitled to set off against the amounts payable to the Executive any amounts earned by the Executive in other employment after termination of the Executive’s employment with the Company, or any amounts that might have been earned by the Executive in other employment, had the Executive sought such other employment, or any set-off, counterclaim, recoupment, defense, or any other claim, right, or action that the Company may have against the Executive or others.

        8.         Notices. Except as specifically set forth in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given on the date of actual delivery, if delivered in person, or on the fifth day after being sent by registered or certified mail, first-class postage prepaid, addressed as follows:

If to the Company, to:

Chairman of the Board of Directors
Heartland Bancschares, Inc.
420 North Morton Street
Franklin, Indiana 46131

or such other address designated by the Company in writing to the Executive as provided in this Section.

If to the Executive, the Executive’s last known address or such other address designated by the Executive in writing to the Company as provided in this Section.

Any purported termination of employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Subsection 2(n), provided at least ten business days notice before the date of termination. Solely for purposes of this Agreement, no purported termination shall be effective without a Notice of Termination.

        9.         Assignment. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall assign this Agreement to any corporation or other business entity succeeding to substantially all of the business and assets of the Company by merger, consolidation, sale of assets, or otherwise, and shall obtain the successor’s written agreement of assumption of the Company’s obligations under this Agreement as a condition to the consummation of any such transaction.

        10.         Termination and Amendment. The Board shall have the right to amend or terminate this Agreement at any time; provided, however, the Board may not terminate this Agreement or make any change that adversely affects any benefit or right of the Executive without the Executive’s prior written consent.

        11.         Governing Law and Interpretation. The interpretation and enforcement of this Agreement shall be governed by and subject to the laws of the State of Indiana and the following rules:

(a) Any reference to a provision of the Internal Revenue Code shall be deemed to constitute a reference to its successor.

         (b)        The captions in this Agreement are for convenience and identification purposes only. They are not an integral part of this Agreement and are not to be considered in the interpretation of any part hereof.

        12.         Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had not been contained herein; provided, however, that if one party shall thereby lose the substantial benefit of his or its bargain, then the party shall endeavor to restore that benefit upon terms and conditions that are valid and enforceable.

        13.         Source of Payment. For purposes of this Agreement, employment and compensation paid by any direct or indirect subsidiary of the Company (or paid by any third party employee leasing business which provides employees to any direct or indirect subsidiary of the Company) shall be deemed to be employment and compensation paid by the Company.

        14.         Company’s Obligation to Provide Information. After termination of the Executive’s employment, the Company shall promptly provide the Executive with reasonably requested information relating to his retirement benefits, benefits and payments under this Agreement, and other post-employment benefits.

        15.         Waivers. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate his employment for Good Reason, shall not be deemed to be a waiver of such provision or right, or of any other provision or right under this Agreement.

        16.         Non-exclusivity of Right. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy, or practice provided by the Company or any related entity and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any related entity. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice, or program of, or any contract or agreement with, the Company or any related entity on or after his termination of employment shall be payable in accordance with such plan, policy, practice, program, contract, or agreement, except as explicitly modified by this Agreement; provided, however, this Agreement shall be the sole source of any and all severance benefits that the Executive is entitled to receive, and the Executive will not be entitled to participate in, or receive benefits from, any other severance plan or severance policy or program of the Company. The Executive shall not be entitled to any severance benefits other than as identified in this Agreement, and the Executive hereby waives any and all rights to any other severance benefits.

        17.         Employee Leasing Arrangement. The parties acknowledge that as of the date of this Agreement, the Executive is covered under an employee leasing agreement whereby the Executive is considered a co-employee of an Affiliated Employer and the leasing company. For purposes of this Agreement, the parties acknowledge that the Executive is a common law employee of the Employer and that this Agreement is not intended to provide and shall not provide change in control benefits in the event that Executive ceases only to be a co-employee of the leasing company.

        18.         Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be the original.

        19.         Indemnification. Following the Executive’s termination of employment, the Company will (i) indemnify the Executive for all acts and omissions of the Executive that relate to the Executive’s employment with the Company, to the maximum extent permitted by law; and (ii) continue the Executive’s coverage under the directors’ and officers’ liability coverage maintained by the Company for acts committed and decisions made prior to termination of employment hereunder, as in effect from time to time, to the same extent as other current or former senior executive officers and directors of the Company; provided, however, that the Company’s obligations under this Section 18 are subject to compliance with applicable law and regulations and public policy, including the policies and principles of Federal Reserve Board Supervisory Letter SR 02-17 (July 8, 2002).

        20.         Noncompetition. This Agreement incorporates by reference and binds the Executive to the non-competition and/or non-solicitation provisions of any employment or other agreement, if any, between the Executive and the Company, as may now or hereafter exist.

        IN WITNESS WHEREOF, the Executive has executed and, pursuant to the authorization from its Board, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first above written.

HEARTLAND BANCSHARES, INC. By: /s/ Gordon R. Dunn Gordon R. Dunn, Chairman of the Board EXECUTIVE /s/ Steven L. Bechman Steven L. Bechman

RELEASE OF ALL CLAIMS

        In consideration of receiving from Heartland Bancshares, Inc. (“Company”), the payments and benefits provided for in the Change in Control Agreement, dated as of July 19, 2004 (“Change in Control Agreement”) between the Company and the undersigned (“Executive”), which payments and benefits the Executive was not otherwise entitled to receive (except for the benefits provided in Subsection 4(a)), the Executive unconditionally releases and discharges the Company from any and all claims, causes of action, demands, lawsuits or other charges whatsoever, known or unknown, directly or indirectly related to the Executive’s employment with the Company, except as otherwise provided herein. The claims or actions released herein include, but are not limited to, those based on allegations of wrongful discharge, breach of contract, promissory estoppel, defamation, infliction of emotional distress, and those alleging discrimination on the basis of race, color, sex, religion, national origin, age, disability, or any other basis, including, but not limited to, any claim or action under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, or any other federal, state, or local law, rule, ordinance, or regulation as presently enacted or adopted and as each may hereafter be amended; PROVIDED, HOWEVER, THAT THE EXECUTIVE DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE OF THIS RELEASE, OR RIGHTS OR CLAIMS THAT ARISE EITHER BEFORE OR AFTER THE DATE OF THIS RELEASE OUT OF CLAIMS FOR BENEFITS UNDER ANY EMPLOYEE PENSION, WELFARE, OR BENEFIT PLAN OR PROGRAM OF THE COMPANY OR AS A RESULT OF THE COMPANY’S BREACH OF THE CHANGE IN CONTROL AGREEMENT.

        With respect to any claim that Executive might have under the Age Discrimination in Employment Act of 1967, as amended:

        (i)         The Executive’s waiver of said rights or claims under the Age Discrimination in Employment Act of 1967 is in exchange for the consideration reflected in this Release;

        (ii)         The Executive acknowledges that he has been advised in writing to consult with an attorney prior to executing this Release;

        (iii)         The Executive acknowledges that he has been given a period of at least 21 days within which to consider this Release; and

        (iv)         The Executive and the Company agree that the Executive has a period of seven days following the execution of this Release within which to revoke the Release.

The parties also acknowledge and agree that this Release shall not be effective or enforceable until the seven-day revocation period expires. The date on which this seven-day period expires shall be the effective date of this Release.

        The Executive further agrees, in consideration of receiving the payments and benefits provided for in the Change in Control Agreement, not to initiate or instigate any claims, causes of action or demands against the Company in any way directly or indirectly related to the Executive’s employment with the Company or the termination of his employment, except for a claim that is not waived by this Release, and the Executive agrees to reimburse, defend, and hold harmless the Company against any such claims, causes of action, or demands.

Exhibit 1

        The Executive agrees that he will not seek, nor be entitled to, employment with the Company, and hereby waives any future right to consideration for employment by the Company.

        The Executive understands that as used in this Release, the term “Company” includes the Company and its past, present, and future officers, directors, trustees, shareholders, insurers, parent corporations, employees, agents, subsidiaries, affiliates, distributors, successors, and assigns, and any and all employee benefit plans (and any fiduciary of such plans) sponsored by the Company.

WITNESS:	Steven L. Bechman Date

Exhibit 1